Exhibit 99.1

NewsRelease		[Williams Logo]

NYSE:WMB

Date:	Nov. 18, 2004

Williams Schedules Webcast To Profile Its Natural Gas Production Business

TULSA, Okla. – Williams (NYSE:WMB) announced today that it plans to present a webcast on its Exploration & Production business for analysts on Nov. 30, beginning at 1 p.m. Eastern.

The presentation will be led by Steve Malcolm, Williams’ chairman, president and chief executive officer; Don Chappel, senior vice president and chief financial officer; Ralph Hill, senior vice president of Exploration & Production; and Joe Jaggers, vice president for the Denver region of Exploration & Production.

Participants are encouraged to access the presentation at www.williams.com. Slides will be available for viewing, downloading and printing by 10 a.m. Eastern on Nov. 30.

A limited number of phone lines also will be available at (800) 289-0493. International callers should dial (913) 981-5510. Callers should dial in at least 10 minutes prior to the start time.

Audio replays of the Exploration & Production presentation will be available at approximately 7 p.m. Eastern on Nov. 30 through midnight on Dec. 7. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 875739. The webcast replay – audio and slides – will be available on www.williams.com.

As previously reported, average daily production volumes in Exploration & Production have increased 18 percent since the beginning of 2004. In the third quarter of 2004, average daily production from domestic and international interests was approximately 582 million cubic feet of gas equivalent, compared with 494 million cubic feet of gas equivalent at the beginning of 2004.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Richard George

Williams (investor relations)

(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.